Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Joe Weigel Director of Marketing & Communications (800) CELADON Ext. 7006 (317) 972-7006 Direct	FOR IMMEDIATE RELEASE August 3, 2015

CELADON GROUP ANNOUNCES EXECUTIVE TEAM CHANGES

·	Paul Will appointed Chairman and CEO
·	Eric Meek appointed President and COO
·	Stephen Russell remains a Director

INDIANAPOLIS – Celadon Group, Inc. (NYSE: CGI) today announced changes to the roles of members of its executive team. The changes are effective immediately.

Paul Will has been appointed Chairman of the Board and Chief Executive Officer.  Mr. Will previously served as Chief Executive Officer, President, and Vice Chairman of the Board of Directors.

Eric Meek has been appointed President and Chief Operating Officer.  Mr. Meek previously served as Executive Vice President and Chief Operating Officer.

Stephen Russell continues to serve as a member of the Company's Board of Directors.

Stephen Russell commented:  "These actions mark the culmination of a successful succession planning effort over the past several years.  In Paul’s role as President and Chief Executive Officer and Eric’s role as Executive Vice President and Chief Operating Officer, they both consistently demonstrated the business acumen, leadership skills, and commitment to Celadon's people that indicated their readiness for their respective positions.  Their key roles in developing the leadership team, integrating acquisitions, and driving efficiency throughout the organization have contributed to record financial results and improved returns on capital.  Moreover, we expect their extensive background and expertise in finance, information technology, and supply chain trends to provide critical perspective in the dynamic and highly competitive market for transportation services for many years to come.”

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

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